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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*


                                TALX CORPORATION
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                                (NAME OF ISSUER)


                     COMMON STOCK, $.01 PAR VALUE PER SHARE
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                         (TITLE OF CLASS OF SECURITIES)


                                    874918105
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                                 (CUSIP NUMBER)


                                DECEMBER 31, 2005
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             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


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CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE
IS FILED:

     [X] RULE 13d-1(b)
     [ ] RULE 13d-1(c)
     [ ] RULE 13d-1(d)

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*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).
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CUSIP NO. 874918105                     13G                    PAGE 2 OF 5 PAGES
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  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


      Ashford Capital Management, Inc.
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]
                                                                         (b) [ ]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY

----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
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                            5   SOLE VOTING POWER


       NUMBER OF          ----- ------------------------------------------------
         SHARES             6   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY
          EACH            ----- ------------------------------------------------
       REPORTING            7   SOLE DISPOSITIVE POWER
         PERSON
          WITH
                          ----- ------------------------------------------------
                            8   SHARED DISPOSITIVE POWER


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  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)  [ ]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IA
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CUSIP NO. 874918105                     13G                    PAGE 3 OF 5 PAGES
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ITEM 1.

         (a) Name of Issuer:

             TALX Corporation

         (b) Address of Issuer's Principal Executive Offices:

             1850 Borman Court, St. Louis, MO 63146

ITEM 2.

         (a) Name of Person Filing:

             Ashford Capital Management, Inc.

         (b) Address of Principal Business Office or, if none, Residence:

             P.O. Box 4172, Wilmington, DE 19807

         (c) Citizenship: Delaware

         (d) Title of Class of Securities: Common Stock, $.01 Par Value Per
             Share

         (e) CUSIP Number: 874918105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         (a) |_| Broker or dealer registered under section 15 of the Act

         (b) |_| Bank as defined in section 3(a)(6) of the Act

         (c) |_| Insurance company as defined in section 3(a)(19) of the Act

         (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940

         (e) |X| An investment adviser in accordance with ss.240.13d-1(b)(1(ii)(E)

         (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F)

         (g) |_| A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G)

         (h) |_| A savings association as defined in section 3(b) of the Federal Deposit Insurance Act

         (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

         (j) |_| Group, in accordance with ss.240.13d-1(b)-1(ii)(J)

ITEM 4.  OWNERSHIP

N/A

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

N/A

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CUSIP NO. 874918105                     13G                    PAGE 4 OF 5 PAGES
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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

N/A

ITEM 10. CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.












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CUSIP NO. 874918105                     13G                    PAGE 5 OF 5 PAGES
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                                    SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 10, 2006

ASHFORD CAPITAL MANAGEMENT, INC.


By:  /s/ Theodore H. Ashford, III
     --------------------------------
     Theodore H. Ashford, III
     President












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